Exhibit 11


               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
               --------------------------------------------------

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
    -------------------------------------------------------------------------


SIX MONTHS ENDED JUNE 30,                     1997                  1996
--------------------------------------------------------------------------------------
(Amounts in thousands, except              (Unaudited)           (Unaudited)
  per share data)

Weighted average number of shares
  outstanding:
    4% Preferred .........................      189                   198
    6-1/2% Preferred .....................      989                 1,040
    Class A ..............................   23,702                20,503
    Common ...............................       --                 3,000
                                            =======               =======


Weighted average number of shares
  outstanding assuming conversion of
  preferred stock into Class A stock:
    Class A ..............................   27,614     100.00%     24,613      89.14%
    Common ...............................       --         --       3,000      10.86
                                            -------   --------    --------    -------
                                             27,614     100.00%     27,613     100.00%
                                            =======   ========    ========    =======


Income from continuing operations ........  $ 7,290               $ 1,552
Loss from discontinued operations ........       --                (2,575)
                                            -------               -------
     NET INCOME (LOSS) ...................  $ 7,290               $(1,023)
                                            =======               =======



Allocation of net income (loss) on the
  basis of the respective dividend rights
  of the above classes of stock, pro rata:
    Class A ..............................  $ 7,290     100.00%   $   (912)     89.14%
    Common ...............................       --         --        (111)     10.86
                                            -------   --------    --------    -------
                                            $ 7,290     100.00%   $ (1,023)    100.00%
                                            =======   ========    ========    =======

Earnings (loss) per Class A share:
  Earnings from continuing operations ....  $   .26               $   .05
  Loss from discontinued operations ......       --                  (.09)
                                            -------               -------
Earnings (loss) per Class A share ........  $   .26               $  (.04)
                                            =======               =======